Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Bioscience, Inc.:

We consent to the use of our reports dated March 18, 2013, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts

June 7, 2013